                                                           Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form
S-8 No. 333-52315) pertaining to the 1992 Stock Option Plan, 1993 Nonqualified
Stock Option Plan and 1997 Equity Incentive Plan, the Registration Statement
(Form S-8 No. 333-57411) pertaining to the Employee Stock Purchase Plan and the
Registration Statement (Form S-8 No. 333-58778) pertaining to the 2000 Equity
Incentive Plan of American Italian Pasta Company of our report dated November
10, 2004, with respect to the consolidated financial statements and schedule of
American Italian Pasta Company included in this Annual Report (Form 10-K) for the year ended October 1, 2004.

                                                 /s/ Ernst & Young LLP

Kansas City, Missouri
December 14, 2004